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                                                                   EXHIBIT 10.18




                              AMENDED AND RESTATED
                          MEMORANDUM OF UNDERSTANDING

         This Amended and Restated Memorandum of Understanding ("MOU"), dated
as of April    , 1998, among Motorola, Inc., a Delaware corporation
("Motorola"), Iridium LLC, a Delaware limited liability company ("Iridium") and Iridium Operation LLC, a Delaware limited liability company and a wholly-owned subsidiary of Iridium ("Operating") amends and restates the Memorandum of Understanding originally dated as of July 11, 1997, between Iridium and Motorola (the "Original MOU").

         Reference is made to (i) that certain Guarantee Agreement, dated as of August 21, 1996, as amended (the "Bridge Guarantee Agreement"), pursuant to which Motorola has guaranteed the payment of up to $450,000,000 of the obligations of Operating under that certain Credit Agreement, dated as of August 21, 1996, as amended, between Operating and the Lenders named therein (the "Bridge Agreement"), and (ii) the Second Amended and Restated Agreement
Regarding Guarantee, dated as of April    , 1998, among Motorola, Iridium and
Operating (the "Agreement Regarding Guarantee"). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement Regarding Guarantee.

         On July 16, 1997, Iridium issued (i) $300 million aggregate principal amount of 13% Senior Notes due 2005, Series A (the "Series A Notes") and (ii) $500 million aggregate principal amount of 14% Senior Notes due 2005, Series B (the "Series B Notes"). On October 17, 1997, Iridium issued $300 million aggregate principal amount of 11.25% Senior Notes due 2005, Series C (the "Series C Notes and, together with the Series A Notes and the Series B Notes, the "Outstanding Senior Notes"). Other than their respective interest rates, the Series A Notes, the Series B Notes and the Series C Notes have substantially similar terms.

         On December 18, 1997 Iridium entered into an asset drop-down transaction (the "Asset Drop-Down Transaction") with Operating, pursuant to which substantially all of the assets and liabilities of Iridium were transferred to Operating, including without limitation the Outstanding Senior Notes and the Bridge Agreement.

         Operating has entered into a $1 billion senior secured interim Credit Agreement, dated as of December 19, 1997, with the banks and financial advisers named therein (the "Secured Bank Facility"). In connection with the execution of the Secured Bank Facility, Motorola, Operating and The Chase Manhattan Bank entered into that certain Consent and Agreement, dated as of December , 1997 (the "Motorola Consent").

         In order to finance the development, construction and operation of the Iridium satellite communications system (the "Iridium System"), Operating may issue and sell additional senior notes ("Additional Senior Notes" and, together with the Outstanding
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Senior Notes, the "Senior Notes"). In addition, after commencement of commercial operations, Operating intends to replace the Secured Bank Facility with a permanent credit facility or facilities (collectively, the "Proposed Permanent Facility").

         The purpose of this MOU is to set forth certain binding agreements among Motorola, Iridium and Operating that are intended to (i) incorporate the remaining pertinent terms of the Original MOU, as modified in connection with the Asset Drop-Down Transaction, and (ii) reflect certain agreements of the parties in respect of (A) the issuance of Additional Senior Notes and (B) Handset Borrowings.

         Section 1.       Bridge Agreement.

  (a) Extension Amendment. Upon the written request of Operating, Motorola will consent to Operating's entering into an amendment to the Bridge Agreement (the "Extension Amendment") pursuant to which only the following change shall be made to the Bridge Agreement: the definition of "Commitment Termination Date" shall be changed to a date (the "Extended Maturity Date") which is after (but no more than six months after) the maturity of the Outstanding Senior Notes provided, however, that in the case of commitments pursuant to the commitment increases contemplated by Section 1(c) the maturity of such commitment increases shall be as set forth in section 1(c).

                 (b) Commitment Increase Amendment. Subject to the terms of Section 7, upon the written request of Operating provided prior to February 28, 1999, Motorola will consent to Operating's entering into an amendment or amendments to the Bridge Agreement (the "Commitment Increase Amendment") pursuant to which only the following changes shall be made to the Bridge
Agreement: the Commitments thereunder shall be increased by $350 million for borrowings made on or prior to February 28, 1999 (the "Commitment Increase"). If requested by Operating, the substance of the Commitment Increase Amendment may be provided pursuant to a separate Credit Agreement on the same terms as the then current terms of the Bridge Agreement.

        (c) Handset Increase Amendment Subject to the terms of Section 7, upon the written request of Operating provided prior to February 28, 1999, Motorola will consent to Operating's entering into an amendment or amendments to the Bridge Agreement (the "Handset Increase Amendment") pursuant to which only the following changes shall be made to the Bridge Agreement: the Commitments thereunder shall be increased by up to $175 million in respect of Handset Borrowings (the "Handset Increase"), provided, however, that Motorola shall not be required to (i) consent to the Handset Increase Amendment unless the Commitments (and corresponding borrowings) under the Bridge Agreement have been permanently reduced to $275 million or less (not including the Commitment Increase or the Handset Increase) pursuant to Section 2(b) or (ii) agree to a maturity date or Commitment Termination Date for the Handset Increase (the "Handset Maturity Date") that is later than the date that is one year after the date on which Operating has full access to, and has drawn upon, $1.7 billion or more of financing under the Proposed Permanent Facility (the "Permanent Funding Date"). If





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requested by Operating or Motorola, the substance of the Handset Increase
Amendments may be provided pursuant to a separate Credit Agreement on the same terms (other than maturity) as the then current terms of the Bridge Agreement.

              (d)      Guarantee Agreement Amendments. Subject to the terms of
Section 7, Motorola will enter into the amendments to the Bridge Guarantee Agreement pursuant to which only the changes necessary to effect the Extension Amendment, the Commitment Increase Amendment and the Handset Increase Amendments shall be made to the Bridge Guarantee Agreement; provided, however, that Motorola shall not be required to agree to (i) a Guarantee Agreement amendment corresponding to the Commitment Increase (the "Guarantee Increase") to the extent Motorola's liability relating to such Guarantee Increase would exceed $350 million (inclusive of principal and interest) or (ii) a Guarantee Agreement amendment corresponding to the Handset Increase (the "Handset Guarantee") to the extent Motorola's liability relating to such Handset Guarantee would exceed $175 million (inclusive of principal and interest); provided, further, that Motorola shall not be required to (i) enter into the Handset Guarantee unless the Commitments(and corresponding borrowings) under the Bridge Agreement have been permanently reduced to $275 million or less (not including the Commitment Increase or the Handset Increase) pursuant to Section 2(b) or (ii) agree to a Handset Maturity Date that is later than the date that is one year after the Permanent Funding Date. In addition, subject to the terms of Section 7, Motorola will enter into any amendment to a Guarantee Agreement, and will consent to any amendment or other modification of a Credit Agreement, pursuant to which solely the following changes shall be made: (i) the maximum liability of Motorola under such agreement shall be reduced and (ii) the Commitment of the Lenders shall be reduced.

                 (e) Consolidation or Separation of Amendments. The foregoing Amendments may be consolidated or separated into one or more Amendments to the extent that such Amendments address the substantive issues described in Sections 1(a)-(d) within the time frames set forth therein.

         Section 2.       Senior Notes.

                 (a) Terms of the Additional Senior Notes. Each of Iridium and Operating agree with Motorola that the Additional Senior Notes will have terms that are no less favorable to Motorola than the Material Terms (as defined). The "Material Terms" are those described under "Description of Notes" in the Offering Memorandum for the Series C Notes, dated October 9, 1997 (the "Offering Memorandum") under the captions "Change of Control", "Certain Covenants--Limitations on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Transactions with Affiliates," "--Limitations on Liens" and "Defaults" (as well as any definitions used in such provisions), each only as they relate to (i) Motorola or (ii) the ability of Operating (as successor to Iridium) to make





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payments to Motorola under any written agreement between Motorola and Iridium or prepay indebtedness under any Credit Agreement.

                 (b) Use of Proceeds. Operating agrees that, to the extent that it receives proceeds from the issuance and sale of Additional Senior Notes in excess of $175 million, it will apply such excess proceeds to a prepayment of the Loans under the Bridge Agreement and to a permanent reduction of the Commitments thereunder (subject to the obligations to prepay Loans in multiples of $1 million under section 2.03(b) of the Bridge Agreement); provided, however, that Operating shall not be required to reduce the Commitments under the Bridge Agreement to an amount less than $275 million.

                 (c) Repurchase of Senior Notes. Operating agrees to repay all amounts outstanding under the Bridge Agreement and to terminate the Commitments thereunder prior to or simultaneously with any redemption of any Senior Notes pursuant to any optional redemption provisions thereof. In the event that Operating is required to purchase any Senior Notes as a result of a "change of control" as defined in the Offering Memorandum (other than a "change of control" triggered by a change in Motorola's ownership of Iridium), Operating agrees to repay the Bridge Agreement (and any other Motorola Exposure (as defined below)) pro rata with such purchase or, if Operating is unable or unwilling to do so, Operating hereby waives its right to pay Motorola High Yield Compensation pursuant to Section 3(e) of the Agreement Regarding Guarantee, as amended, until it does so.

         Section 3. Subordination. Motorola hereby agrees with Operating that Motorola will comply with its obligations under Article VI of the Motorola Consent, including its obligations to agree that the Guarantee Increase and the Handset Increase will be Motorola Subordinated Claims (as defined in the Motorola Consent) with respect to Operating's obligations under Operating's Senior Bank Debt (as defined in the Motorola Consent), and will rank pari passu with all other senior unsecured indebtedness of Operating. Operating hereby agrees with Motorola that Operating will comply with its obligations under
Article VI of the Motorola Consent.

         Section 4. Agreement Regarding Guarantee. Motorola, Iridium and Operating each agree to execute and deliver the Second Amended and Restated Agreement Regarding Guarantee in the form attached hereto as Annex A contemporaneously with the execution and delivery of this MOU.

         Section 5. Vendor Financing. Reference is made to the Terrestrial Network Development Contract between Motorola and Iridium, as amended and as assigned to Operating by Iridium in connection with the Asset Drop-Down Transaction (the "TNDC"), pursuant to which Operating is required to make payments to Motorola for certain features and functionality contained in Amendment No. 3 thereto "TNDC





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Amendment No. 3") totaling  $96,437,662 (including interest to be accrued from
September 30, 1998 to the dates certain payments become due under the TNDC) on September 30, 1998 and thereafter (the "FOC Payments"). Motorola hereby agrees to allow Operating to defer paying Motorola the amounts of any of the FOC Payments from the dates they become due under the TNDC to the Extended Maturity Date. The amount of the FOC Payments deferred pursuant to this MOU, including accruing or accrued but unpaid interest to the extent such deferral or interest would exceed the amount which would have been payable at such dates payments become due will be deemed to be "Vendor Financing" and compensated as such (and not pursuant to the 10% interest charge under TNDC Amendment No. 3) until paid pursuant to the terms of the Agreement Regarding Guarantee. The FOC Payments, if deferred to the Extended Maturity Date will be deemed to be Motorola Subordinated Claims with respect to Operating's obligations under Operating's Senior Bank Debt and will rank pari passu with all other senior unsecured indebtedness of Operating. Operating agrees that any funds paid to Motorola by Operating to reduce Vendor Financing will first be applied to deferred payments then due generally and then to the FOC Payments.

         Section 6.       Certain Additional Agreements.

                 (a) Each of Iridium and Operating agrees that, Iridium and Operating (on a consolidated basis) shall not have outstanding at any time prior to the Extended Maturity Date (i) in excess of $1.7 billion of indebtedness for borrowed money that is secured by the assets of Operating,
(ii) in excess of $1.62 billion in aggregate principal amount (or initial gross proceeds in the case of the Outstanding Senior Notes) of Senior Notes, including the Outstanding Senior Notes and the aggregate principal amount for any Additional Senior Notes or (iii) any other indebtedness of the types described in (i) and (ii) above if the aggregate amount of indebtedness of the types described in (i) and (ii) would be in excess of $3.32 billion, unless, in each case, (A) the total Motorola Exposure (other than Excluded Indebtedness) is less than or equal to $275 million, (B) Motorola is being compensated for such Motorola Exposure pursuant to Section 2(e) of the Agreement Regarding Guarantee and (C) none of the Motorola Exposure is subordinated to any Senior Notes.

                 "Excluded Indebtedness" means: (i) up to $ 175 million of indebtedness incurred in respect of the Handset Increase, (ii) up to $150 million of unsecured indebtedness owed to Motorola relating to approved amendments to the TNDC (including TNDC Amendment No. 3) and (iii) up to $50 million of unsecured indebtedness owed to Motorola relating to the development of second generation enhancements or additions to the IRIDIUM System,





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                (b)       For the duration of any period in which the Motorola
Exposure is less than $275 million, Motorola is being compensated for such Motorola Exposure pursuant to Section 3(e) of the Agreement Regarding Guarantee, as amended, and Motorola has not been required to make any payments under the Bridge Guarantee Agreement (amended as contemplated by Section 1(d)) or any other Credit Agreement, Motorola will [, on or prior to the date of the next annual meeting of the members of Iridium,] (i) cause its Series B Class 2 Director to resign from the Iridium Board and (ii) deliver over to an escrow agent selected by Motorola and Iridium all of its Series B and Series C Class 2 Interests under an agreement specifying that such agent shall not exercise any rights represented by those interests. Iridium intends to reregister the transfer immediately after the Motorola Exposure is more than $275 million.

                 (c) Iridium will exercise its existing option to extend the Operation & Maintenance Contract between Motorola and Iridium if, and at the time when, it is required to do so by the terms of the Senior Notes or the Secured Bridge Facility or the terms of any other Credit Agreement.

         Section 7. Conditions. Iridium, Operating and Motorola acknowledge that the execution and delivery of each document contemplated hereby is subject to the compliance of Iridium and Operating with the Agreement Regarding Guarantee and this MOU. As a condition to Motorola's execution and delivery of Amendment No. 2, Iridium must deliver to Motorola: (i) a duly authorized and executed amendment of its Limited Liability Company Agreement (the "LLC Agreement") which provides for (A) the issuance to Motorola of an aggregate number of Series B Class 2 Interests (as defined in the LLC Agreement) sufficient to provide Motorola with at least six members of the Iridium Board of Directors so long as the Motorola Exposure exceeds $750,000,000 and (B) the right of Motorola to appointment of at least two members of the Iridium Banking and Finance





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Committee so long as the Motorola Exposure exceeds $750,000,000; (ii) evidence of the authorization of such amendment and the issuance of the Series B Class 2 Interests by the Iridium Board and are applicable committees thereof; and (iii) a certificate evidencing such Series B Class 2 Interests. As a condition to Motorola's execution and delivery of Amendment No. 2 Operating must take all actions necessary to ensure that any changes to the composition of the Iridium Board of Directors as a result of obligations of Iridium set forth in the previous sentence are made to the Operating Board of Directors on a consistent basis as provided in the Limited Liability Company Agreement of Operating. Iridium acknowledges that Motorola's agreements set forth in this MOU also are conditioned upon consistency of the transactions and agreements contemplated hereby with the terms set forth, or referenced in this MOU. If the terms of the transactions or agreements contemplated hereby vis-a-vis Motorola differ materially and adversely from such documents, or contain additional material and adverse terms (in each case, in Motorola's discretion acting in good faith), Iridium acknowledges that Motorola has no obligation to execute any documents or to consent to the transactions contemplated hereby.

                              *     *     *     *





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         IN WITNESS WHEREOF,  the parties have executed this Memorandum of
Understanding as of April    , 1998.

                                        MOTOROLA, INC.

                                        By:____________________________
                                        Name:
                                        Title:

                                        IRIDIUM LLC

                                        By:____________________________
                                        Name:
                                        Title:

                                        IRIDIUM OPERATING LLC

                                        By:____________________________
                                        Name:
                                        Title:





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